Exhibit 99

                                                                 MEDIA CONTACTS:
                                         For HSB: Dennis Milewski (860) 722-5567
                                     For Kemper: Patrick J. Gould (847) 320-3422

FOR IMMEDIATE RELEASE


KEMPER INSURANCE AND HARTFORD STEAM BOILER AGREE IN PRINCIPLE TO BOILER AND MACHINERY ARRANGEMENT

HARTFORD, Conn., and LONG GROVE, Ill., May 15, 1998 -- The Hartford Steam Boiler Inspection and Insurance Company (HSB) and Kemper Insurance Companies announced today that they have signed a letter of intent for HSB to acquire Kemper's monoline boiler and machinery business and to reinsure boiler and machinery coverage written as part of Kemper's commercial package policies. In 1997, Kemper reported equipment breakdown premiums of $79.4 million. It is anticipated the arrangement will be effective on or about July 1, 1998. The purchase price was not disclosed.

Under the anticipated arrangements, HSB will assume responsibility for providing jurisdictional inspections, loss prevention and claim services to Kemper's boiler and machinery insureds.

In addition, HSB will purchase Kemper's ASME inspection service business. This fee-based engineering service certifies that boilers and pressure vessels are manufactured in compliance with codes and standards of the American Society of Mechanical Engineers. Kemper reported receiving $7.5 million in engineering service fees for such inspections in 1997.

HSB anticipates offering employment to the Kemper employees who underwrite equipment breakdown business or provide related loss prevention and inspection service.

"We selected Hartford Steam Boiler as a partner to assure that our agents, brokers and customers continue to receive superb coverage and engineering service," said David Mathis, chairman and chief executive officer at Kemper. "This partnership will provide Kemper an attractive way to continue offering our valued producers and customers equipment breakdown coverage in existing, as well as, newly designed commercial package policies."

"Kemper is a first-class organization with a reputation for quality and creativity, their skills and resources complement our own," said Gordon Kreh, president and chief executive officer of HSB. "We are committed to continuing the tradition of excellence which has characterized Kemper's client service capabilities."

HSB and Kemper expect to execute a definitive agreement by the end of May and consummate the transaction one month later. The agreement will be subject to customary closing conditions including regulatory approval.

HSB Group, Inc. (NYSE:HSB) is a global provider of insurance products and engineering management consulting services. HSB Group is the parent company of The Hartford Steam Boiler Inspection and Insurance Company, founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions.

Kemper Insurance Companies, with 1997 revenues of $4.4 billion, has operations in property-casualty insurance, reinsurance, and risk management services. With 9,500 employees, it operates countrywide and in many foreign markets. For more information about Kemper, visit its website at www.kemperinsurance.com.